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        [Letterhead of Howard, Rice, Nemerovski, Canady, Falk & Rabkin]

                                                                     EXHIBIT 5.1



                                                          June 11, 1996

Norcal Waste Systems, Inc.
Five Thomas Mellon Circle
San Francisco, CA 94134

                  Re: The 12-1/2% Series B Senior Notes due 2005 and the Guarantees Thereof

Ladies and Gentlemen:

                  We have acted as special legal counsel for Norcal Waste Systems, Inc., a California corporation (the "Company") and the Subsidiary Guarantors (as defined below) in connection with the registration statement on Form S-4, file no. 33-80777 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) $175,000,000 in aggregate principal amount of the Company's 12-1/2% Series B Senior Notes due 2005 (the "Series B Notes") and (ii) the guarantees (the "Guarantees") of the Series B Notes by the subsidiaries of the Company identified in the Registration Statement as guarantors of the Series B Notes (the "Subsidiary Guarantors"), which Guarantees are incorporated in and constitute a part of the Indenture (as defined below).

                  In our capacity as special legal counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction as authentic copies of the indenture under which the Series B Notes are to be issued (the "Indenture"), the Registration Statement, the Articles of Incorporation and By-Laws (or, as applicable, the partnership agreements) of the Company and the Subsidiary Guarantors, resolutions of the Board of Directors of the Company and the Subsidiary Guarantors, certificates of one or more officers of the Company, and such other corporate records of the Company and the Subsidiary Guarantors and
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other documents of which we are aware as we considered necessary for purposes of enabling us to render the opinions set forth below.

                  In rendering the opinions stated below, we have assumed the legal capacity of individuals, that the signatures on all documents reviewed by us and not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, and that all corporate and partnership records of the Company and the Subsidiary Guarantors provided to us for review are accurate and complete. As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and on statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Registration Statement.

                  Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that upon the execution and authentication of the Series B Notes in accordance with the provisions of the Indenture and their issuance in accordance with the terms and conditions of the Exchange Offer, (1) the Series B Notes will constitute legal, valid and binding obligations of the Company, and (2) the Guarantees will constitute legal, valid and binding obligations of the Subsidiary Guarantors.

                  The foregoing opinions are subject to the following exceptions, qualifications and limitations:

                  A. The effect of bankruptcy, reorganization, fraudulent transfer or conveyance, moratorium, insolvency or other similar laws or court decisions relating to or affecting the rights of creditors generally.

                  B. The effect of equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of
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June 11, 1996
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specific performance or injunctive relief), regardless of whether codified by statute.

                  C. We are members of the bar of the State of California and are not admitted to practice in any other jurisdiction. The opinions set forth above are limited in all respects to matters governed by the federal laws of the United States of America, the substantive laws (i.e., the internal laws without regard to choice-of-law or conflicts-of-laws principles) of the State of California as to corporate formality matters, and, in reliance upon the opinion of New York counsel referred to below, the substantive laws of the State of New York, in each case to the extent applicable and not excepted from the scope of the opinions set forth above. With respect to the applicability of the laws of the State of New York, we note that Section 11.8 of the Indenture provides that the Series B Notes and the Guarantees are to be governed by the substantive laws of the State of New York. Accordingly, insofar as our opinions set forth above encompass an opinion that the Series B Notes are enforceable against the Company and the Guarantees are enforceable against the Subsidiary Guarantors, we have assumed that all matters pertaining to enforceability are governed solely by the substantive laws of the State of New York, and our opinions pertaining to enforceability are rendered solely under the substantive laws of the State of New York (without regard to choice of law or conflicts of law principles). In so rendering such opinions under the substantive laws of the State of New York, we have relied exclusively upon the opinion of the New York law firm of Cleary, Gottlieb, Steen & Hamilton. We do not express any opinion as to choice of law or conflicts of law, including, without limitation, any opinion with respect to
Section 11.8 of the Indenture (and any corresponding provision of the Series B Notes) or the appropriate choice of law with respect to the Indenture, the Notes or the Guarantees.

                  The opinions set forth herein are given as of the date hereof and are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. We disclaim any obligation to notify you or any other person or entity after the date of
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this letter if any change in fact or law should change our opinion with respect to any matter on which we are expressing an opinion herein.

                  We are delivering this opinion to the Company solely to satisfy the requirement of the Securities and Exchange Commission set forth in
Item 601(a) and Item 601(b)(5)(1) of Regulation S-K under the Securities Act and no other person may rely on it. Copies of this letter may not be circulated or furnished to any other person or entity, and this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.


                                            Very truly yours,

                                            HOWARD, RICE, NEMEROVSKI, CANADY,
                                              FALK & RABKIN
                                            A Professional Corporation